Machala, 2 de Octubre del 2009

Señor Notario

Sirvase documentar un requerimiento extrajudicial que hace el señor Angel Asisclo Avila Cordova, a la compañía MINERA DEL PACIFICO NOROESTE S.A. MINPANOREST, por incumplimiento de contrato de compra venta, contenido en lo siguiente:

1. Por escritura Publica, otorgada el 13 de Abril de dos mil siete, ante el señor Notario Cuarto del Canton Machala, transferi los derechos mineros de mi pertenencia que corresponden a una participacion dentro de la Asociacion de Mineros Autonomos " sociedades Muluncay"; en la misma fecha y en la misma Notaria , transferi la propiedad de tres lotes de terreno, ubicado en la parroquia Muluncay Grande, jurisdiccion del canton Zaruma. El valor pactado por la transferencia , asciende a la cantidad de ochocientos cincuenta mil dolares americanos , que en las correspondientes escrituras publicas constan como valor recibido; sin embargo , se constituyo hipoteca abierta ;y, en verdad el pago no se realizo conforme a lo que consta en las referidas escrituras publicas.
2. El 16 de de Abril del 2007, luego de que se suscribio las mencionadas escrituras y al no disponer los compradores del dinero pactado, procedimos a formalizar un documento privado con reconocimiento de firmas ante un Notario, mediante el cual pactamos la forma de pago del precio de las transferencias anotadas en el numeral anterior , en 15 dividendos o cuotas con vencimientos trimestrales, de las cuales hasta la presente fecha, he recibido en pago hasta el dividendo 9, con vencimiento el 10 de diciembre de 2008; y se encuentran de plazo vencido , el dividendo 10 al 10 de Marzo de 2009, el dividendo 11 al 10 de junio de 2009 y el 12 al 11 de Septiembre de 2009.
3. En el mismo contrato privado con reconocimiento de firmas de pago, se acordo que por cada dividendo se acepta una letra de cambio en garantia; y , ademas, si se vence una letra de cambio se esperara sesenta dias; caso contrario se procedera con los tramites para revertir la compra venta a favor del señor Angel Asisclo Avila Cordova.
4. Por lo antes expuesto y encontrandose pactada la reversion de la compra venta ante la falta de pago, concurro ante usted , Señor Notario, a fin de solicitarle que proceda a notificar y constatar la entrega formal del presente requerimiento a la compañía MINERA DEL PACIFICO NOROESTE S.A. MINPANOREST; ubicada en la circunvalacion Norte 511 y 12 ava Oeste de esta ciudad de Machala, en la persona de su representante legal señor Luiggi Ludovico Lopez Gandara, Ec. Sergio Sanabria o cualquier otra persona que la represente legalmente, a fin de que enel termino de 72 horas, proceda a

cancelar los dividendos vencidos; caso contrario y luego de transcurrido ese termino, por encontrarse de plazo vencido y bajo las condiciones pactadas, concurra a la Notaria Primera del canton Pasaje, a suscribir las correspondientes escrituras publicas de reversion de la compra venta.

Atentamente
Angel Asisclo Avila Cordova
C.I. 0700547649

Dr. Juan Condo Pacheco
ABOGADO
Mat. No. 308 C. A. O.

Machala, a 08 de octubre del 2009.- Las 10h47.-
Por ser procedente la petición que antecede, se dá trámite a la misma, lo que DOY FE.-

ABG. JOSE R. ALARCON FRANCO · MACHALA · ECUADOR · NOTARIO CUARTO INTERINO

Ab. José Alarcón Franco
NOTARIO CUARTO INTERINO